             As filed with the Securities and Exchange Commission on
                               March 1, 1996.

                                                  Registration No. 33-55583
      ---------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                             ----------------------

                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                           --------------------------

                                 CRIIMI MAE Inc.
    ------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                    Maryland                             52-1622022
     -----------------------------------          -------------------------
          (State of incorporation)                (I.R.S. Employer
                                                   Identification No.)

     11200 Rockville Pike                                   (301) 816-2300
     Rockville, Maryland  20852
    ------------------------------------------------------------------------

               (Address, including zip code, and telephone number,
                   including area code, of agent for service)


      William B. Dockser          11200 Rockville Pike        (301) 816-2300
      Chairman of the Board       Rockville, Maryland  20852
    -------------------------------------------------------------------------
              (Name, address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                    Copy to:

     Morris F. DeFeo, Jr., Esq.                   Suite 300
     Swidler & Berlin, Chartered                  3000 K Street, N.W.
                                                  Washington, D.C.  20007

Approximate date of commencment of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

If any of the securities being registered on this Form are to be offered on a delayed or continued basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please the following box. [ ]

                                 CRIIMI MAE Inc.

                  Dividend Reinvestment and Stock Purchase Plan

                             1,000,000 Common Shares

     The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of CRIIMI MAE Inc. ("CRIIMI MAE") described herein provides holders of shares of CRIIMI MAE Common Stock, par value $0.01 per share ("Common Shares"), with a simple and convenient method of purchasing additional Common Shares at a 2% discount through the reinvestment of cash dividends and optional cash payments without paying any service fees, brokerage commissions or other charges.

     Registrar and Transfer Company (the "Agent") is the administrator of the Plan and acts as agent for stockholders who enroll in the Plan ("Participants"). As Agent, it will use dividends on Common Shares held by Participants, as well as optional cash payments made by Participants, to acquire additional Common Shares for the accounts of Participants.

     Participants in the Plan may have cash dividends on all or a portion of their Common Shares automatically reinvested. Participants may terminate their accounts at any time in the manner provided for in the Plan.

     Common Shares purchased under the Plan may be, at CRIIMI MAE's option, newly issued Common Shares or Common Shares purchased for Participants in the open market. The price of Common Shares purchased from CRIIMI MAE with reinvested dividends will be 98% of the average of the closing sales prices of the Common Shares as reported on the New York Stock Exchange Composite Tape on the five trading days prior to the date on which dividends are paid (the "Pricing Period"), as more fully described in this Prospectus. The price to Participants of Common Shares purchased in the open market will be 98% of the average price of Common Shares purchased for the Plan by the Agent over the period during which such Common Shares are purchased, exclusive of taxes and commissions. CRIIMI MAE reserves the right to modify the pricing or any other provision of the Plan at any time.

     If you are not a member of the Plan, you may join the Plan by delivering a signed Authorization Form to the Agent. An Authorization Form can be obtained by request from the Agent or CRIIMI MAE. Upon receipt of the Authorization Form by the Agent, your enrollment will be processed and the Agent will send you a confirmation. Participation in the Plan is strictly voluntary. At any time, you may terminate your account and withdraw your Common Shares, subject to the terms outlined in this Prospectus. Stockholders who do not wish to participate in the Plan, or who terminate their participation in the Plan, will continue to receive cash dividends by check as declared and paid.

     This Prospectus relates to up to 1,000,000 authorized and unissued Common Shares registered for purchase under the Plan. We suggest that you read the Prospectus carefully and retain it for future reference.
                            -------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


                       The date of this Prospectus is March 1, 1996.

                              AVAILABLE INFORMATION

     CRIIMI MAE and its subsidiaries, CRI Liquidating REIT, Inc. ("CRI Liquidating") and CRIIMI MAE Financial Corporation, are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by CRIIMI MAE, CRI Liquidating and CRIIMI MAE Financial Corporation can be inspected and copied at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.
In addition, reports, proxy material and other information concerning CRIIMI MAE and CRI Liquidating may be inspected at the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by CRIIMI MAE with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement for further information with respect to CRIIMI MAE and the Common Shares. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the SEC. The Registration Statement including the exhibits and schedules thereto, may be inspected without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by CRIIMI MAE with the SEC (File No. 1-10360) are incorporated herein by reference:

          1. Annual Report on Form 10-K for the year ended December 31, 1995 as filed with the SEC on February 22, 1996.
          2.   Definitive Proxy Statement dated April 28, 1995.
          3.   Definitive Proxy Statement dated April 6, 1993.
          4.   Form 8-A, as filed with the SEC on October 16, 1989.
          5.   Form 8-B, as filed with the SEC on October 27, 1993.

     All documents filed by CRIIMI MAE pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Shares offered hereby shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     CRIIMI MAE will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference. Requests for such copies should be directed to: CRIIMI MAE Inc., Investor Services, The CRI Building, 11200 Rockville Pike, Rockville, Maryland 20852, or telephone (301) 816-2300 or toll-free (800) CMM-0535.

                                   CRIIMI MAE

     CRIIMI MAE, a full service commercial mortgage company structured as a self-administered real estate investment trust ("REIT"), invests in government insured and guaranteed mortgages secured by multifamily housing complexes located throughout the United States ( Government Insured Multifamily
Mortgages ) and in uninsured mortgage and mortgage-related investments such as higher yielding, higher risk, uninsured subordinated securities backed by multifamily and other commercial mortgages, using a combination of debt and equity. As a result of a shareholder-approved merger transaction with certain businesses affiliated with C.R.I., Inc. which was consummated in June 1995 (the
 Merger ), CRIIMI MAE expanded its lines of business to include mortgage advisory services, mortgage servicing and mortgage origination. CRIIMI MAE also acquired a team of mortgage, real estate, and financial experts. CRIIMI MAE s principal objectives are to provide increasing dividends to its stockholders and to enhance the value of CRIIMI MAE s Common Shares.


                             DESCRIPTION OF THE PLAN

     Set forth below, in question and answer format, is a description of the Plan. Those holders of Common Shares who do not participate in the Plan will receive cash dividends, as declared and paid, by check as usual.

PARTICIPATION

1.    Who is eligible to enroll in the Plan?

      Any stockholder with Common Shares registered in his or her name on the records of our Agent, Registrar and Transfer Company (the "Agent"), may enroll in the Plan. If a stockholder has Common Shares registered in the name of someone else (for example, with a bank, broker or trustee), the holder may be able to arrange for that entity to participate in the Plan. Stockholders should consult directly with the entity holding their Common Shares to determine if they can enroll in the Plan. If not, the stockholder should request his or her bank, broker or trustee to have some or all of the Common Shares registered in the stockholder's own name in order to participate directly.

      Stockholders who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing taxes, currency and exchange controls, stock registration, foreign investments and related matters.

2.    How does an eligible stockholder participate?

      To enroll in the Plan, an eligible stockholder must sign the Authorization Form and mail it to the Agent. If the Common Shares are registered in more than one name (such as joint tenants, trustees, etc.), all registered holders must sign. You may obtain an Authorization Form at any time by contacting the Agent at the following address:

                         Registrar and Transfer Company
                         Attention:  CRIIMI MAE Dividend
                                     Reinvestment Plan
                         10 Commerce Drive
                         Cranford, New Jersey  07016

   If Common Shares are registered in the name of a broker, bank or nominee (i.e. "street name") on behalf of a beneficial owner (the "Beneficial Owner"), the Beneficial Owner may participate in the Plan either:

   o by having the Common Shares registered directly in the name of the Beneficial Owner and signing and returning an Authorization Form to the Agent or

   o by making appropriate arrangements for the Beneficial Owner's broker, bank or nominee to participate in the Plan.

3.    What does the Authorization Form provide?

      The Authorization Form provides for the purchase of additional Common Shares through the following investment options:

      (a) Full Dividend Reinvestment--directs the Agent to invest the Participant's cash dividends on all of the Common Shares then or subsequently registered in the Participant's name in accordance with the Plan.

      (b) Partial Dividend Reinvestment--directs the Agent to invest in accordance with the Plan, the cash dividends only on that number of Common Shares registered in the Participant's name which are designated in the appropriate space on the Authorization Form. However, all cash dividends paid on Common Shares held in the Plan will be reinvested in additional Common Shares.

      (c) Optional Cash Payments--may also be made in conjunction with full or partial reinvestment of dividends. For your convenience, an Optional Cash Payment Form is attached to the Plan statement of account that is sent to Participants each quarter.

4.    When may an eligible stockholder join the Plan?

      An eligible stockholder may join the Plan at any time. Participation will begin with the first cash dividend after the Authorization Form, designating the reinvestment of dividends and any optional cash payments, is received by the Agent, provided there is sufficient time for processing prior to the record date for that dividend. CRIIMI MAE's dividends are expected to be paid on the last business day of each quarter ended March 31, June 30, September 30 and December 31. The dividend record date normally occurs on the day which is approximately ten days before the payment date.

REINVESTMENT

5. When will dividends be reinvested toward the purchase of additional Common Shares?

      Dividends on Common Shares are expected to be paid on the last business day of each quarter ended March 31, June 30, September 30 and December 31. The reinvestment of dividends will generally begin on the dividend payment date and will normally extend over a period of two to five business days in the case of open market purchases. Newly issued Common Shares will be purchased on the dividend payment date.

6. How and when can a Participant change the number of Common Shares on which dividends are to be reinvested?

      A Participant may change the dividend reinvestment option at any time by submitting a newly executed Authorization Form to the Agent or by writing to the Agent. A form may be obtained by contacting the Agent or CRIIMI MAE. Any change in the number of Common Shares with respect to which the Agent is authorized to reinvest dividends must be received by the Agent prior to the record date for a dividend to permit the new number to apply to that dividend payment.

SHARE PURCHASES

7.    What is the source of Common Shares to be purchased under the Plan?

      Common Shares purchased under the Plan will be, at CRIIMI MAE's discretion, either newly issued Common Shares or Common Shares purchased in the open market, or a combination of the foregoing. Newly issued Common Shares will be purchased by the Agent directly from CRIIMI MAE. Common Shares purchased in the open market will be purchased by the Agent on the NYSE or any securities exchange where Common Shares are then traded, in the over-the-counter market, or in negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as to which CRIIMI MAE and the Agent may agree.

8.    When will Common Shares be purchased?

      Common Shares will be purchased by the Agent in the open market, generally beginning on a dividend payment date and usually extending over two to five business days. Newly issued Common Shares will be purchased on the dividend payment date.

9.    What is the price of Common Shares purchased under the Plan?

      If Common Shares are purchased from CRIIMI MAE, the price of such Common Shares will be 98% of the average of the daily closing sales prices of Common Shares reported on the NYSE Composite Tape on the five trading days prior to the applicable dividend payment date (the "Pricing Period"). If there is no trading reported in the Common Shares on the NYSE Composite Tape on such dates, the purchase price per Common Share shall be determined by CRIIMI MAE on the basis of such market quotations or other means as it shall deem appropriate, provided, however, that under no circumstances will the purchase price per Common Share be less than the per share par value of the Common Shares (which is currently $.01 per share). If Common Shares are purchased on the open market, the price of such Common Shares will be 98% of the average price of all Common Shares purchased for the Plan over the period of days such purchases are made in the open market with net proceeds of the dividends then being invested.
      No Participant shall have any authority or power to direct the time at which Common Shares may be purchased.

10.   How many Common Shares will be purchased for Participants?

      The number of Common Shares to be purchased for a Participant will depend on the net amount of the Participant's dividend and any optional cash payments, and the price of the Common Shares. Each Participant's account will be credited with the number of Common Shares, including fractions calculated to four decimal places, equal to the total of a Participant's funds available for investment, divided by the purchase price of the Common Shares.

OPTIONAL CASH PAYMENTS

11.   How may optional cash payments be made?

      An optional cash payment may be made each quarter by a Participant whose Common Shares are registered directly in the Participant's name by enclosing a check or money order payable to "Registrar and Transfer Company" together with the Optional Cash Payment Form attached to a Plan statement of account and mailing them to the Agent. An optional cash payment may also be made each quarter by a broker, bank or nominee acting on behalf of a Beneficial Owner. The deadline for receiving optional cash payments from Participants acting on their own behalf or on behalf of a Beneficial Owner is no later than ten days prior to a dividend payment date. Optional cash payments received more than thirty days or less than ten days prior to a dividend payment date will be returned without interest to the Participant. No interest will be paid on any funds received by the Agent pending investment under the Plan.

12.   What are the limitations on making optional cash payments?

      A Participant is under no obligation to make any optional cash payment.
      If a Participant has elected to make optional cash payments, any optional cash payment must not be less than $100.00 (the "Minimum Investment") nor more than $5,000 (the "Maximum Investment") on any dividend payment date for any Participant, unless the Participant is a broker, bank or nominee participating in the Plan on behalf of one or more Beneficial Owners, in which event the Minimum Investment and Maximum Investment amounts shall apply with respect to each such Beneficial Owner on whose behalf a Participant may be investing. Subject to the preceding sentence, if a Participant or Beneficial Owner holds more than one Plan account under the same social security or tax identification number, optional cash payments from that Participant or Beneficial Owner shall be aggregated and subject to the Maximum Investment. CRIIMI MAE reserves the right to change the Minimum Investment and the Maximum Investment or to eliminate optional cash payments entirely upon giving Participants not less than 10 days' prior written notice.

13.   What are the Threshold Price provisions?

      CRIIMI MAE reserves the right, at any time before the commencement of the Pricing Period with respect to any dividend payment date, to establish a minimum price for the investment of optional cash payments in newly issued Common Shares (the "Threshold Price") on such dividend payment date, subject to the following provisions:

      o The Threshold Price will be established in CRIIMI MAE's sole discretion after a review of current market conditions and other factors.

      o A Participant may determine whether a Threshold Price has been established and its amount by telephoning CRIIMI MAE at (301) 816-2300 and requesting "CRIIMI MAE Investor Services."

      o During the Pricing Period, if the daily closing sales price of Common Shares reported on the NYSE Composite Tape on a trading day (a "Daily Investment Price") is less than the Threshold Price, such Daily Investment Price will be excluded from the Pricing Period for the purposes of calculating the investment price for optional cash payments.

      o If the Threshold Price is greater than each Daily Investment Price during a Pricing Period for a particular dividend payment date, optional cash payments will not be invested and optional cash payments will be returned to the Participants promptly following the dividend payment date, without interest, unless CRIIMI MAE decides to invest optional cash payments by purchasing Common Shares in the open market.

      o If a Threshold Price is established, the price at which newly issued Common Shares are purchased using optional cash payments may be higher than the price at which newly issued Common Shares are purchased using reinvested dividends on Common Shares.

      Notwithstanding any determination by CRIIMI MAE to establish a Threshold Price, CRIIMI MAE reserves the right, in its discretion, at all times to invest optional cash payments in newly issued Common Shares and/or Common Shares purchased on the open market. CRIIMI MAE is under no obligation to invest optional cash payments in Common Shares purchased on the open market. However, if CRIIMI MAE elects to reinvest cash dividends in connection with a dividend payment date by purchasing Common Shares in the open market, then CRIIMI MAE also currently intends to invest any optional cash payments received by CRIIMI MAE with respect to such dividend payment date by purchasing Common Shares in the open market.

COSTS

14.   What costs are associated with investments in the Plan?

      No fees are associated with any purchases under the Plan. All costs of administration of the Plan and all fees, commissions and expenses incurred in connection with any open market purchases made pursuant to the Plan will be paid by CRIIMI MAE.

DIVIDENDS

15. Will Participants be credited with dividends on Common Shares held in their accounts under the Plan?

      Yes. As the record holder for the Common Shares held in Participants' accounts under the Plan, the Agent will receive dividends (less any applicable tax withholding requirements imposed on CRIIMI MAE) for all Common Shares held in the Plan on the applicable record date, will credit such dividends to Participants' accounts on the basis of Common Shares held in these accounts, and will automatically reinvest all of such dividends in additional Common Shares.

ISSUANCE OF STOCK CERTIFICATES

16.   Will stock certificates be issued for Common Shares purchased?

      Stock certificates will not be issued unless a written request therefor is made to the Agent. All Common Shares that are purchased by Participants through the reinvestment of dividends and any optional cash payments are held in the name of the Agent or its nominee, and the Common Shares are added to the Participants' balances in the Plan. The number of Common Shares which you hold in the Plan will be shown on your Plan statement of account. This service protects against loss, theft or destruction of stock certificates.

17.   How does a Participant request a stock certificate issuance?

      By contacting the Agent in writing, you may request, without charge, a stock certificate for any or all of the whole Common Shares held for you in the Plan. Unless otherwise notified in writing, the Agent will continue to reinvest cash dividends payable on such Common Shares pursuant to the Plan. Certificates for fractional Common Shares will not be issued under any circumstances.

TERMINATION OF PLAN PARTICIPATION

18.   How do I terminate my participation in the Plan?

      In order to terminate participation in the Plan a Participant must notify the Agent in writing. After receipt of such notice, cash dividends will be sent to the stockholder. If a Participant disposes of all Common Shares registered in the Participant's name on the stockholder records of CRIIMI MAE without terminating participation in the Plan, the Agent may, in its discretion, (i) terminate the Participant's further participation in the Plan by distributing certificates representing the whole Common Shares in a Participant's account and making payment by check for any fractional Common Shares and uninvested funds held in the Participant's account, or (ii) continue to reinvest such Participant's cash dividends until otherwise notified in writing.

19.   When will a termination notice be effective?

      A termination notice will be effective upon receipt by the Agent, providing such notice is received on or before the record date for a dividend.

20.   How are Common Shares distributed upon termination?

      Upon termination, a certificate for all whole Common Shares held by a Participant under the Plan will be issued. Any fractional Common Shares held in the Plan at the time of termination will be converted to cash and the Participant will receive a check for the net proceeds.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

21. What are the U.S. federal income tax consequences of participation in the Plan?

      The following summary of certain U.S. federal income and estate tax consequences of the reinvestment of dividends pursuant to the Plan is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment circumstances, or certain types of investors (including insurance companies, tax-exempt organizations, financial institutions and broker-dealers) subject to special treatment under the federal income tax laws. Those considering participation in the Plan are urged to consult with their own tax advisors regarding the specific tax consequences (including the federal, state, local and foreign tax consequences) that may result from their participation in the Plan and of potential changes in applicable tax laws. For purposes of this discussion, a U.S. Holder is a Participant or Beneficial Owner that is
      (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state, or (iii) an estate or trust whose income is includable in gross income for United States federal income tax purposes regardless of its source. A Non-U.S. Holder is any Participant or Beneficial Owner that is not a U.S. Holder. For purposes of the withholding tax on dividends discussed below, a non-resident fiduciary of an estate or trust will be considered a Non-U.S. Holder.

      U.S. Holders. The reinvestment of dividends does not relieve the U.S. Holder of any federal income tax which may be payable on such dividends. Dividends paid with respect to Common Shares that are reinvested in Common Shares purchased directly from CRIIMI MAE will be treated for federal income tax purposes as having been received by the U.S. Holder in the form of a taxable stock dividend. Accordingly, an amount equal to the fair market value on the date of purchase of Common Shares acquired with reinvested dividends will be treated as a dividend to the extent that CRIIMI MAE has current or accumulated earnings and profits for federal income tax purposes. Dividends paid with respect to Common Shares that are reinvested in Common Shares purchased on the open market will be treated for federal income tax purposes as having been received by the U.S. Holder in the form of a cash dividend. Accordingly, the actual amount of cash provided by CRIIMI MAE that is used to purchase the Common Shares on the open market (whether such cash is a payment of stated dividends or an additional amount paid by CRIIMI MAE to allow the Common Shares to be provided to the Holders at 98% of the average closing sales price), plus (as discussed in more detail below) the amount of any brokerage commissions paid by CRIMMI MAE with respect to the Common Shares, will be treated as a dividend to the extent that CRIIMI MAE has current or accumulated earnings and profits for federal income tax purposes. U.S. Holders having made optional cash payments will be deemed to have received a dividend for federal income tax purposes equal to the excess of the fair market value of the Common Shares purchased with optional cash payments over the amount of such optional cash payments.

      Dividends in excess of current and accumulated earnings and profits, if any, would not be taxable to a U.S. Holder to the extent that such dividends do not exceed the adjusted basis of the U.S. Holder's Common Shares. To the extent such dividends exceed the adjusted basis of a U.S. Holder's Common Shares, they would be includable in income as capital gain. In addition, in the event that CRIIMI MAE designates a part or all of the amount so distributed as a capital gain dividend, such amount would be treated by the U.S. Holder as long-term capital gain. A Form 1099-DIV mailed to U.S. Holders at year-end will show total income and the amount of any capital gain dividend.

      The Internal Revenue Service has ruled in private letter rulings that brokerage commissions paid by a corporation on behalf of participants in a dividend reinvestment plan (i.e., in the case of open market purchases of Common Shares) were to be treated as constructive dividends to the participants. Such constructive dividends were subject to income tax in the same manner as dividends and were includable in the participants' cost basis of the Common Shares purchased. Accordingly, if CRIIMI MAE pays brokerage commissions with respect to any open market purchases made by the Agent, CRIIMI MAE intends to take the position that Participants will have received their proportionate amount of such commissions as additional dividends. In addition, consistent with the foregoing, CRIIMI MAE intends to reflect the 2% discount for purchases of Common Stock under the Plan as constructive dividends to Participants. The information return sent by the Agent to you and the Internal Revenue Service at the end of the year will show the amount of such dividends paid to you. While the matter is not free from doubt, CRIIMI MAE intends to take the position that administrative expenses of the Plan paid by CRIIMI MAE are not constructive dividends to Participants.

      The tax basis of Common Shares acquired directly from CRIIMI MAE pursuant to the reinvestment of dividends under the Plan will be equal to the fair market value of the Common Shares on the applicable date of purchase. The tax basis of Common Shares acquired on the open market pursuant to the reinvestment of dividends under the Plan will be equal to the actual purchase price of the Common Shares provided to Holders pursuant to the Plan plus the U.S. Holder s share of brokerage commissions, if any. The holding period of Common Shares acquired under the Plan will begin on the day following the date as of which the Common Shares were purchased for the U.S. Holder's account.

      The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of cash dividends under the Plan:

               Cash dividends reinvested  . .               $100.00

               Assumed current fair market value per
               Common Share*  . . . . . . . .               $ 10.50

               Less 2.0% discount . . . . . .               $  0.21

               Net purchase price per Common Share          $ 10.29

               Number of Common Shares purchased
               ($100.00/$10.29) . . . . . . .                9.7182

               Total taxable dividends resulting from the
               transactions ($10.50 x 9.7182)**             $102.04
               __________________
               * This price represents a hypothetical price paid for
                 Common Shares pursuant to purchases under the Plan, is assumed for illustrative purposes only, and will vary with the market price of the Common Shares.
               **
               If a Participant had made an optional cash payment of $100, the taxable dividends resulting from the transaction would have been $2.04 which represents the Plan's 2% discount feature.


          A U.S. Holder will not realize any taxable income when the U.S. Holder receives certificates for Common Shares credited to the U.S. Holder's account, either upon the U.S. Holder's request for such certificates or upon withdrawal from or termination of the Plan. However, a U.S. Holder may recognize gain or loss when Common Shares acquired under the Plan are sold or exchanged or when U.S. Holders receive cash for fractional shares. The amount of such gain or loss will be the difference between the amount received in such sale or exchange for the U.S. Holder's Common Shares and the tax basis thereof.

          The Internal Revenue Service has ruled in connection with similar plans that a dividend reinvestment plan will not adversely affect the qualification of a REIT for federal income tax purposes. In addition, REITs should be able to include amounts deemed distributed as dividends under such a plan for purposes of its dividends-paid deduction.

          Non-U.S. Holders. In general, distributions to a Non-U.S. Holder of Common Shares which are not attributable to gain from the sale or exchange of United States real property interests and are not designated by CRIIMI MAE as capital gain dividends will be treated as dividends of ordinary income (to the extent of earnings and profits) for U.S. federal income tax purposes. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States or, if a tax treaty applies, attributable to a permanent establishment in the United States ("U.S. trade or business income") generally are subject to U.S. federal income tax at regular rates (and, in the case of a Non-U.S. Holder that is a corporation, under certain circumstances may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be applicable under an income tax treaty), but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate form with the payer. If you are a Non-U.S. Holder whose dividends are subject to United States income tax withholding, the appropriate amount will be withheld and the remaining balance will be used to purchase additional Common Shares.

          Distributions by CRIIMI MAE which are not dividends out of earnings and profits (as determined for U.S. federal income tax purposes) should not be subject to U.S. withholding tax. Such distributions are treated first as a tax-free return of capital to the Non-U.S. Holder and reduce the tax basis of the Non-U.S. Holder's Common Shares by the amount of such distribution (but not below zero). Distributions in excess of the Non-U.S. Holder's tax basis are taxable as a sale or exchange of Common Shares. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of CRIIMI MAE. CRIIMI MAE does not expect to pay dividends in excess of current and accumulated earnings and profits.

          Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), for as long as CRIIMI MAE qualifies as a REIT, a distribution made by CRIIMI MAE to a Non-U.S. Holder that is attributable to gains from the sale or exchange of U.S. real property interests generally will be taxable as U.S. trade or business income. Therefore, in such circumstances, Non-U.S. Holders generally will be taxed at the capital gain rates applicable to U.S. Holders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Holder (unless reduced or eliminated by treaty). In addition, CRIIMI MAE will be required to withhold U.S. tax equal to 35% of the amount of dividends that could have been designated as capital gain dividends, but such requirement apparently is limited to the amount of such gain that is attributable to the sale or exchange of U.S. real property interests. The amount so withheld is creditable against the U.S. federal income tax liability of such Non-U.S. Holder and a refund may be available if the amount withheld exceeds the U.S. federal income tax liability of the Non-U.S. Holder.

          In order to obtain complete exemption from withholding with respect to dividends, a Non-U.S. Holder must provide CRIIMI MAE in a timely manner with either (i) an IRS Form 1001 stating that the Non-U.S. Holder is entitled to a complete exemption under an applicable treaty, or (ii) if such dividends are effectively connected income, an IRS Form 4224. In order to obtain a partial exemption from withholding with respect to dividends based on a treaty, a Non-U.S. Holder must provide CRIIMI MAE in a timely manner with an IRS Form 1001, stating that the Non-U.S. Holder is so entitled to such a reduced rate on dividends paid. Such forms must be signed by the Non-U.S. Holder or the Non-U.S. Holder s agent. A Non-U.S. Holder that is required to submit a certification on Form 1001 or 4224 to avoid the imposition of United States federal withholding tax with respect to a dividend on Common Shares is required to submit such certification to CRIIMI MAE as soon as practicable after the Non-U.S. Holder acquires such Common Shares or a beneficial interest therein. If CRIIMI MAE does not physically receive such certification by the date that is 10 days prior to a dividend payment date, CRIIMI MAE may treat such certification as ineffective with respect to any payment to such Non-U.S. Holder and may withhold tax from such payment on such date. The Non-U.S. Holder will be responsible for ensuring that all IRS Forms are properly updated. If an IRS form provided by a Non-U.S. Holder is not properly updated, CRIIMI MAE will commence withholding on the dividend payment date on or following the date that such form becomes no longer current.

          In general, an individual who is a Non-U.S. Holder for U.S. estate tax purposes will incur liability for U.S. federal estate tax if the fair market value of the property included in such individual's taxable estate for U.S. federal estate tax purposes exceeds the statutory threshold amount. For these purposes, Common Shares owned or treated as owned by an individual who is a Non-U.S. Holder (for U.S. estate tax purposes) at the time of death will be included in the individual's taxable estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

22. How are federal backup withholding provisions applied to stockholders who participate in the Plan?

          If you fail to provide certain federal income tax certifications in the manner required by law (such as the taxpayer identification number of the Holder), dividends on and proceeds from the sale of any Common Shares held for your account are subject to federal backup withholding, currently at the rate of 31%. Certain exempt stockholders (including most corporations) are, however, exempt from the above withholding requirements, provided that certain certifications are made.

          Any amounts withheld under the backup withholding rules from a payment to a person would be allowed as a refund or a credit against that person s United States federal income tax, provided that the required information is furnished to the IRS. Furthermore, certain penalties may be imposed by the IRS on a Holder who is required to supply information but who does not do so in the proper manner.

PLAN ADMINISTRATION

23.       How will the Plan be administered?

          The Agent, Registrar and Transfer Company, or a successor selected by CRIIMI MAE, will administer the Plan for Participants, keep records, send statements of account to Participants, answer Participants' questions and perform other duties related to the Plan. As soon as practicable after each purchase, a statement of account will be mailed to you by the Agent. These statements are your continuing record of current activity and should be retained for tax purposes. In addition, each Participant will receive all communications sent to other stockholders, including any annual and quarterly reports to stockholders, proxy statements and dividend income information for tax reporting purposes. Participants should be aware that it is important to retain all statements received as there could be a fee incurred when requesting the Agent to supply past history.

24. What are the responsibilities of the Agent and CRIIMI MAE under the Plan?

          In administering the Plan, neither the Agent, CRIIMI MAE nor any agent for either will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon such Participant's death, the prices at which Common Shares are purchased for the Participant's account, the times when purchases are made or fluctuations in the market value of the Common Shares. Neither the Agent, CRIIMI MAE nor any agent for either shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

ADDITIONAL INFORMATION

25.       Can Common Shares held in the Plan be pledged, assigned or sold?

          Common Shares held in the Plan may not be pledged, assigned or sold, and any such purported pledge, assignment or sale shall be void. If you wish to pledge, assign or sell such Common Shares, you must request that a stock certificate for such Common Shares be issued in your name. Stock certificates for fractional Common Shares will not be issued under any circumstances.

26. How will your Common Shares held by the Agent be voted at stockholders' meetings?

          Common Shares held for you by the Agent will be voted as you direct. Each Participant will receive a proxy voting card for the total of their whole Common Shares, including Common Shares that the Participant holds in the Plan. If no instructions are received, the Common Shares will not be voted.

27. What happens if CRIIMI MAE has a Common Share rights offering, issues a Common Share dividend or declares a Common Share split?

          Any stock dividend or split made by CRIIMI MAE will be credited to Plan accounts based on the number of Common Shares (including fractional share interests to the extent practicable) held in such accounts on the record date for such dividend or split. In the event CRIIMI MAE makes available rights or warrants to purchase additional Common Shares or other securities, such rights or warrants will be made available to Participants based on the number of Common Shares (including fractional share interests to the extent practicable) held in their accounts on the record date established for determining the stockholders entitled to such rights or warrants.

28. What happens if reinvestment of a Participant's dividends would cause the Participant or any other person to exceed the Ownership Limit set forth in CRIIMI MAE's Articles of Incorporation, or otherwise violate CRIIMI MAE's Articles of Incorporation?

          CRIIMI MAE's Articles of Incorporation, as amended ("Articles"), place certain restrictions upon the ownership, directly or constructively, of the Common Shares, including the limitation of ownership of the Common Shares by any one person or persons acting as a group (defined to include partnerships, corporations, trusts and other entities) to 9.8% of the outstanding Common Shares (the "Ownership Limit"), subject to certain exceptions. To the extent any reinvestment of dividends elected by a stockholder would cause such stockholder or any other person to exceed the Ownership Limit or otherwise violate CRIIMI MAE's Articles, such reinvestment will be void ab initio, and such stockholder will be entitled only to receive cash dividends (without interest) in lieu of such reinvestment.

29.       May the Plan be changed or discontinued?

          CRIIMI MAE reserves the right to amend, modify, or terminate the Plan, provided that at least ten days' prior written notice is sent to Participants, but such action shall have no retroactive effect that would prejudice the interests of the Participants. In the event of termination, certificates for whole Common Shares held by each Participant in the Plan will be delivered to such Participant together with a check for the net proceeds of the value of any fractional Common Shares.

30.       What law governs the Plan?

          The terms and conditions of the Plan and its operation shall be governed by the internal laws of the State of Maryland.

31.       How is the Plan to be interpreted?

          Any question of interpretation arising under the Plan will be determined by CRIIMI MAE, and any such determination will be final.

                                 USE OF PROCEEDS

     CRIIMI MAE intends to use the net proceeds from the sale of the Common Shares offered pursuant to the Plan (i) to acquire additional mortgage investments, including uninsured and/or subordinated mortgage investments, (ii) to sponsor and/or participate in collateralized mortgage obligation programs,
(iii) to make other investments and/or acquisitions relating to CRIIMI MAE's mortgage business, (iv) to retire certain indebtedness of CRIIMI MAE and/or (iv) for other general corporate purposes, including working capital. Pending their use for the foregoing purposes, the net proceeds are expected to be invested in short-term, interest-bearing accounts.

                                  LEGAL MATTERS

     Certain legal matters will be passed upon for CRIIMI MAE by Swidler & Berlin, Chartered, Washington, D.C.

                                     EXPERTS

     The financial statements and schedules included in CRIIMI MAE's Annual Report on Form 10-K, as amended, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its reports with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                                                      Appendix A

                        Terms And Conditions Of Dividend
                      Reinvestment And Stock Purchase Plan

     The Dividend Reinvestment and Stock Purchase Plan (the "Plan") is designed to enable CRIIMI MAE stockholders to reinvest the cash dividends which they receive on CRIIMI MAE Common Shares in additional Common Shares. Registrar and Transfer Company (the "Agent") will be the Agent for the Plan. The following describes certain terms of the Plan. For more information concerning the Plan, including certain other terms and conditions, please refer to the Prospectus to which this Appendix is attached.

     The Agent will use any cash dividends payable to each stockholder participating in the Plan (the "Participants"), as well as any optional cash payments made by Participants, to purchase additional Common Shares for the accounts of Participants as described in the Prospectus. Common Shares purchased under the Plan may be, at CRIIMI MAE's option, newly issued Common Shares or Common Shares purchased for Participants in the open market. Any brokerage commissions to be paid in connection with the Plan's purchase of Common Shares in the open market will be paid by CRIIMI MAE. Cash dividends reinvested on behalf of a Participant will be subject to the same federal and state income tax treatment as if such cash dividends had been made directly to such Participant without reinvestment.

     The Participant's interest in Common Shares will be held in book form for each Participant and actual certificates will not be issued for Common Shares credited to an account, unless a Participant makes a written request therefor to the Agent. Participants will be credited with a pro rata interest in the Common Shares held by the Plan, with fractional interests in Common Shares calculated to four decimal places.

     A Participant will be able to terminate participation in the Plan at any time without penalty by delivering written notice to the Agent on or before the record date for a particular cash dividend in order to be effective for that dividend. Upon termination of the Plan, or upon termination of an individual Participant's involvement in the Plan, the Agent will send to each such Participant (i) certificates evidencing the Participant's whole Common Shares held in the Plan, and (ii) a check for (A) the value of any fractional Common Share interests held in the Plan based on the then current market price of Common Shares plus (B) any funds in the account of such Participant which have not been invested in Common Shares. Market price with respect to such fractional Common Shares will be determined on the day following the date on which a Participant's individual termination notice is received by the Agent, or on which the entire Plan is terminated, as the case may be, as follows: the last sales price on that day (regular way settlement), or if no sales take place on such day, the average of the closing bid and asked prices (regular way settlement) as quoted on the principal United States market for the Common Shares or, if no quote is available on any such market, then the average price in privately negotiated transactions known to the Agent. If none of the above are available on such date, then the price shall be determined on the next succeeding day on which any of the above are available.

     If a Participant disposes of all Common Shares registered on the books of CRIIMI MAE in his name, then following written notice by CRIIMI MAE or the Participant to the Agent regarding such disposition, the Agent will, based upon such written notice, dispose of the Participant's interest in the Plan in accordance with instructions therefor included in such notice. If the Agent does not receive instructions from the Participant or CRIIMI MAE as to the disposition of such Participant's interest, the Agent may, in its discretion,
(i) terminate the Participant's further participation in the Plan by distributing certificates representing the whole Common Shares in a Participant's account and making payment by check for any fractional Common Shares and uninvested funds held in the Participant's account, or (ii) continue to reinvest such Participant's cash dividends until otherwise notified in writing.

     Following each quarterly reinvestment, each Participant will be sent a statement of account showing the dividends received, the number of Common Shares purchased, the purchase price per Common Share and the total number of Common Shares held by the Agent for such Participant. Participants may incur a tax liability for income allocated to them even though they have elected not to receive their dividends in cash. Tax information for income earned on Common Shares under the Plan for the calendar year will be sent to each Participant by the Agent.

     The Agent will distribute to Participants proxy solicitation material received by it from CRIIMI MAE which is attributable to Common Shares held in the Plan. The Agent will instruct its nominee to vote any Common Shares that the Agent holds for the account of a Participant in accordance with the Participant's written instructions. If a Participant does not direct the Agent as to how the Common Shares should be voted, the Agent will instruct its nominee not to vote those Common Shares.

     Investors may become Participants at any time by completing the appropriate Authorization Form which will be available from the Agent or CRIIMI MAE upon effectiveness of the Plan. Participation in the Plan will start with the next dividend payable after receipt of a Participant's Authorization Form, provided there is sufficient time for processing prior to the record date for that dividend. If the Authorization Form is received after the record date established for the payment of a particular dividend, participation in the Plan will start with the following dividend payment date, provided there is sufficient time for processing.

     CRIIMI MAE reserves the right to change any aspect of the Plan, effective for subsequent cash dividends and optional cash payments, provided that at least 10 days' advance written notice is sent to Participants. CRIIMI MAE also reserves the right to terminate the Plan or to change the agent for the Plan, for any reason or for no reason at any time, by providing at least 10 days' advance written notice of termination or change to all Participants.

     Neither CRIIMI MAE nor the Agent shall have any responsibility or liability as to the value of the Common Shares or any change in the value of the Common Shares acquired for the Participants' accounts. Neither CRIIMI MAE nor its officers, directors, employees or any of their respective affiliates shall be responsible or liable for any acts or omissions of the Agent in connection with the Plan.

     The effective date of the Plan is October 1, 1994.

  ====================================   ====================================

       No dealer, salesperson or other
  person is authorized in connection
  with any offering made hereby to
  give any information or to make any
  representation other than those
  contained or incorporated by                       Dividend Reinvestment
  reference in this Prospectus and, if               and Stock Purchase Plan
  given or made, such information or
  representation must not be relied
  upon as having been authorized.
  This Prospectus does not constitute
  an offer to sell or a solicitation
  of an offer to buy any security
  other than the securities offered
  hereby, nor does it constitute an
  offer to sell or a solicitation of                 CRIIMI MAE Inc.
  any offer to buy any of the
  securities offered hereby to any
  person in any jurisdiction in which
  it is unlawful to make such an offer
  or solicitation.  Neither the
  delivery of this Prospectus nor any
  sale made hereunder shall, under any
  circumstances, create any
  implication that the information
  contained herein is correct as of
  any date subsequent to the date
  hereof.
                                                      1,000,000 Common Shares







                                                    ____________________

            TABLE OF CONTENTS                           PROSPECTUS
                                                    ____________________
                                          Page

          Available Information . . . . . .  3
          Incorporation of Certain Documents
          by Reference  . . . . . . . . . .  3
          CRIIMI MAE  . . . . . . . . . . .  5
          Description of Plan . . . . . . .  5
          Use of Proceeds . . . . . . . . . 16
          Legal Matters . . . . . . . . . . 16
          Experts . . . . . . . . . . . . . 16


                                                     March 1, 1996

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Dividend

     All of the expenses set forth below, except the SEC registration fee, are estimated.

     SEC registration fee                        $ 3,534.48
     New York Stock Exchange listing fee           3,500.00
     Printing and engraving expenses              20,000.00
     Accounting fees and expenses                  2,500.00
     Legal fees and expenses                      10,000.00
     Blue Sky fees and expenses
       (including legal fees)
     Agent fees                                    5,000.00
     Miscellaneous                                   465.52
                                                 ----------
          Total                                  $45,000.00
                                                 ==========
     ---------
     All of the above are estimated, except the SEC registration fee.

Item 15.  Indemnification of Directors and Officers

     Under Maryland law, a corporation formed under Maryland law is permitted to limit, by provisions in its articles of incorporation, the liability of its directors and officers to the corporation or its stockholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. CRIIMI MAE's Articles of Incorporation include such a provision which limits such liability to the fullest extent permitted by Maryland law.

     CRIIMI MAE's Bylaws provide that CRIIMI MAE shall indemnify its directors and officers, and may indemnify other persons who may be indemnified, to the fullest extent permitted by Maryland law against any liability and related expenses (including attorneys' fees) incurred in conjunction with any proceeding or threatened proceeding in which any of them may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to CRIIMI MAE's business. CRIIMI MAE has purchased and maintains liability insurance against liabilities that may be asserted against such persons in connection with CRIIMI MAE, whether or not indemnification against such liabilities would be permitted under the provisions of CRIIMI MAE's Articles of Incorporation.

     Section 2-418 of the General Corporation Law of the State of Maryland provides, together with the Bylaws described above, for the indemnification of directors, officers and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursements of expenses incurred) arising under the Securities Act.

Item 16.  Exhibits

     (a) Exhibits.

     Exhibit
     Number                                      Description
     -------                                     -----------

              *4.1 Articles of Incorporation, as amended, of CRIIMI MAE Inc. *4.2 Bylaws, as amended, of CRIIMI MAE Inc.
              *4.6 Form of specimen certificate representing Common Shares ***5 Opinion regarding validity of securities being registered ***8 Tax Opinion (included in Exhibit 5)
              23.1  Consent of Arthur Andersen LLP
           ***23.2  Consent (included in Exhibit 5)
            **24.1  Power of Attorney (included on signature page)
              24.2  Power of Attorney
            **99.1  Form of Authorization Form

     --------------------
     * Incorporated herein by reference to CRIIMI MAE's Registration Statement on Form S-3 (File No. 33-50679), as amended.
     ** Previously filed with the original filing on September 22, 1994.
     *** Previously filed with Amendment No. 1 to the original filing on September 23, 1994.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant also hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on the 1st day of March 1996.

                                   CRIIMI MAE INC.
                                   By:  /s/ William B. Dockser
                                        ----------------------
                                        William B.  Dockser
                                        Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


   /s/ William B. Dockser
   --------------------------                     Chairman of the Board (Principal               March 1, 1996
   William B. Dockser                               Executive Officer and Director)

   /s/ H. William Willoughby*
   --------------------------                     Director, President and Secretary              March 1, 1996
   H. William Willoughby

   --------------------------                     Director
   Garrett G. Carlson

   /s/ Larry H. Dale*
   --------------------------                     Director                                       March 1, 1996
   Larry H Dale

   /s/ G. Richard Dunnells*
   --------------------------                     Director                                       March 1, 1996
   G. Richard Dunnells

   --------------------------                     Director
   Robert F. Tardio

   /s/ Cynthia O. Azzara*
   --------------------------                     Chief Financial Officer                        March 1, 1996
   Cynthia O. Azzara                                (Principal Financial and
                                                    Accounting Officer)

* William B. Dockser, by signing his name hereto, signs this document on behalf of each of the persons so indicated above pursuant to the powers of attorney duly executed by such persons and filed with the Securities and Exchange
   Commission.

   /s/ William B. Dockser
   --------------------------
   William B. Dockser
   Attorney-in-Fact


                                  EXHIBIT INDEX

     Exhibit
     Number              Description                        Page
     -------             -----------                        ----

     *4.1      -Articles of Incorporation, as amended, of CRIIMI MAE Inc.
     *4.2      -Bylaws, as amended, of CRIIMI MAE Inc.
     *4.6      -Form of specimen certificate representing Common Shares
     ***5      -Opinion regarding validity of securities being registered
     ***8      -Tax Opinion (included in Exhibit 5)
     23.1      -Consent of Arthur Andersen LLP
     ***23.2   -Consent (included in Exhibit 5)
     **24.1    -Power of Attorney (included on signature page)
     24.2       Power of Attorney
     **99.1     Form of Authorization Form

     -------------
     * Incorporated herein by reference to CRIIMI MAE's Registration Statement on Form S-3 (File No. 33-50679), as amended.
     ** Previously filed with the original filing on September 22, 1994.
     *** Previously filed with Amendment No. 1 to the original filing on September 23, 1994.

                                                                    Exhibit 23.1
                                                                    ------------


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference of our report dated February 14, 1996 included in CRIIMI MAE Inc.'s Form 10-K for the year ended December 31, 1995, and to all references to our Firm included in this Prospectus.


Washington, D.C.

March 1, 1996

                                                                    Exhibit 24.2

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William B. Dockser and H. William Willoughby, and each of them severally, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to CRIIMI MAE Inc. s Registration Statement on Form S-3 (Commission File No. 33-55583), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or of his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof



---------------------         Director        __________, 1996
Garrett G. Carlson



/s/ Larry H. Dale
-----------------             Director        February 27, 1996
Larry H. Dale



------------------            Director        _________, 1996
Robert F. Tardio